WINN-DIXIE	NEWS RELEASE
THE REAL DEAL

WINN-DIXIE STORES, INC. 5050         EDGEWOOD COURT         P.O. BOX B        JACKSONVILLE, FLORIDA 32203-0297         (904) 783-5000

(NYSE):	WIN

RELEASE DATE:	March 8, 2004

MEDIA CONTACT:	Kathy Lussier 904/370-6025 ext. 3 kathylussier@winn-dixie.com

WINN-DIXIE APPOINTS BENNETT NUSSBAUM

CHIEF FINANCIAL OFFICER

30-Year Retail and Food and Beverage Industry Veteran Brings

Tremendous Track Record

Richard McCook Resigns, Capping 20-Year Career at Winn-Dixie

JACKSONVILLE, FL (March 8, 2004) – Winn-Dixie Stores, Inc. (NYSE: WIN) today announced that Bennett L. Nussbaum has been appointed Senior Vice President and Chief Financial Officer. Nussbaum succeeds Richard P. McCook, who has resigned, effective immediately, after 20 years of service at the Company.

Nussbaum, 56, most recently served as Executive Vice President and CFO of Burger King Corporation, which franchises and owns over 11,000 restaurants worldwide. While at Burger King, he oversaw all aspects of finance, information technology, franchise development and supply chain. His financial leadership helped enable the company to operate as a stand-alone entity following its separation from its former corporate parent. He co-led the divestiture transaction process and resultant leveraged buyout of the company by TPG, Goldman Sachs Private Equity and Bain Capital.

Prior to joining Burger King in 2001, Nussbaum served as Senior Vice President and CFO of Kinko’s, Inc. for four years, where he led the financial management of a consolidation that brought 125 entities under a single global enterprise. During his tenure, the company grew to over 1,100 locations and 25,000 employees, with worldwide annual sales exceeding $2 billion. In addition to establishing the finance, real estate and purchasing functions, he played a leading role in two secondary offering private placements.

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Page Two…Winn-Dixie Appoints Nussbaum CFO

Before joining Kinko’s, Nussbaum had a successful 25-year career at PepsiCo, Inc., where he served in a broad range of senior financial and operations roles, both domestically and internationally. He was CFO of Pepsi-Cola International for six years. His leadership came during a period of significant expansion, as he oversaw strategic planning, financial re-engineering, mergers & acquisitions and the implementation of a global information technology initiative. Earlier in his career at Pepsi-Cola, Nussbaum served as Vice President of Manufacturing for Pepsi-Cola Bottling Group, where he enhanced productivity, quality and facility utilization. In other assignments at Pepsi, he was responsible for product research and development, purchasing and worldwide concentrate operations.

Nussbaum holds an undergraduate degree from The Wharton School of Business at the University of Pennsylvania and a MBA in finance from Columbia University.

“We are extremely pleased to welcome Bennett to the Winn-Dixie team,” said Frank Lazaran, President and Chief Executive Officer. “He brings additional leadership as well as remarkable experience and has demonstrated throughout his career the ability to effect positive change in financial processes and improved business results that help drive long-term growth and shareholder value. He is the ideal addition to the team as we move forward with the strategic initiatives we outlined in January. With Bennett’s added experience and the groundwork we have laid thus far on these initiatives, we expect to restore Winn-Dixie’s long-term strategic and financial health and generate improved shareholder value.”

“I am thrilled to join the Winn-Dixie team,” said Nussbaum. “Winn-Dixie has a strong legacy, an established presence in many of the most dynamic markets in the Southeast, and a highly motivated team from management to associates. I believe Frank and his team have taken positive steps to move the company in the right direction, and I look forward to working closely with them to build on its competitive advantages, improve its operational and financial performance, and establish a bright, long-term future for the company.”

Lazaran continued, “I also want to thank Rick for the contributions that he has made to Winn-Dixie over his 20-year career at the company. Throughout his tenure, he demonstrated, day-in and day-out, a steadfast dedication to Winn-Dixie. On behalf of the entire Winn-Dixie team, I want to wish him and his family the very best.”

Winn-Dixie Stores, Inc. (NYSE: WIN) is one of the largest food retailers in the nation and ranks 149 on the FORTUNE 500 ® list. Founded in 1925, the company is headquartered in Jacksonville, FL and operates more than 1,070 stores in 12 states and the Bahama Islands. Frank Lazaran serves as President and Chief Executive Officer. For more information, please visit www.winn-dixie.com.

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